Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$250,000,000
Amount of registration fee			$26,750**

**The filing fee of $26,750 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, a filing fee of $710,418.71 has already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3/A (No. 333-122925) filed by Citigroup Inc. and Citigroup Funding Inc. on May 2, 2005 and is being carried forward. The filing fee of $26,750 due for this offering is offset against the registration fee previously paid. No additional registration fee has been paid with respect to this offering.


Pricing Supplement No. MTNDD014 - Dated May 25, 2006

(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
	Citigroup Funding Inc.
	Medium-Term Senior Notes, Series D
	Payments Due from Citigroup Funding Inc.
	Fully and Unconditionally Guaranteed by Citigroup Inc.

			CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 250,000,000.00
Issue Price:						      100%
Proceeds to Company on original issuance:	$ 249,562,500.00
Commission:						$     437,500.00
Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 	$ 247,000,000.00
	SBK-Brooks Investment Corporation: 	$   1,500,000.00
	Apex Pryor Securities,
	a Division of Rice Financial
	Products Company:   			$   1,500,000.00



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:		June 1, 2006
Stated Maturity:			June 1, 2009
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:	Minimum USD 1,000 and minimum
(If other than as set forth 	increments of USD 1,000 thereafter
in the Prospectus Supplement)

Type of Interest on Note:	Floating
Interest Payment Dates:     	Quarterly on the 1st of every September,
December, March, and June, provided that if any Interest Payment Date would otherwise fall on a day that is not a Business Day,then the Interest Payment Date will be the first following day that is a
Business Day.
First Coupon Date:        September 1, 2006
Day Count Convention:     Actual/360
Rate cutoff:              None
Business Day:		  New York
Accrue to Pay:			Yes (other than Maturity Date)
Interest Reset Dates:  		Daily
Rate Determination Dates: 		Same Day, with one day Look Back
(If other than as set forth 		(provided such dates are Business Days
in the Prospectus Supplement)		in New York) with no rate cutoff

Interest Rate:		 	Federal Funds Effective + 12bps

Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 				No
Optional Extension of Maturity: 	No

Optional Redemption:   			No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 			No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   				No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  					1730T0AR0